                                                                    EXHIBIT 11.1


                 SCHEDULE RE: COMPUTATION OF EARNINGS PER SHARE


                                                            March 31, 1999         March 31, 1998
                                                            --------------         --------------
Net Income (loss)                                                 (194,928)              (137,344)

Weighted average number of common shares                             2,000                    583
    outstanding - basic and diluted

Net Income (loss) per share - basic and diluted             $       (97.46)        $       235.63